Exhibit 23.1

KPMG LLP Chartered Accountants PO Box 10426 777 Dunsmuir Street Vancouver BC V7Y 1K3 Canada	Telephone (604) 691-3000 Fax (604) 691-3031 Internet www.kpmg.ca

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

CRH Medical Corporation

We consent to the incorporation by reference in the registration statement (No. 333-206945, No. 333-206946, No. 333-218971, and No. 333-218985) on Form S-8 of CRH Medical Corporation of our report dated March 13, 2019, with respect to the consolidated balance sheets of CRH Medical Corporation as of December 31, 2018 and 2017, the related consolidated statements of operations and comprehensive income, changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes, which report appears in the December 31, 2018 annual report on Form 10-K of CRH Medical Corporation.

Our report on the consolidated financial statements referred to above contains an explanatory paragraph indicating the Company has changed its comprehensive basis of accounting from International Financial Reporting Standards as issued by the International Accounting Standards Board to U.S. generally accepted accounting principles effective with the preparation of the consolidated financial statements as of and for the year ended December 31, 2018.

Our report on the consolidated financial statements refers to a change in the accounting for revenue recognition in 2018 due to the adoption of ASC 606 – Revenue from Contracts with Customers.

/s/ KPMG LLP

Chartered Professional Accountants

Vancouver, Canada

March 13, 2019